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                                                                 Exhibit (b)(20)

                        [LETTERHEAD OF SOUTHTRUST BANK]






September 6, 2000



Mr. Daniel P. Friedman
President
First Union Real Estate Investments
55 Public Square, Suite 1900
Cleveland, Ohio 44113-1937

        Re: Printers Alley Garage, Nashville, Tennessee

Dear Dan,

As we discussed, the following is an outline of the basic terms and conditions I believe SouthTrust Bank would consider in the assumption the existing debt on the above referenced project by Radiant Partners, LLC or affiliate. These tcrms are for discussion purposes only and are subject to final approval by the bank.

Lender:          SouthTrust Bank

Borrower:        Entity acceptable to Lender related to Radiant Partners, LLC.

Facility:        $4,000,000 term loan.

Purpose:         Assume existing debt currently to Printers Alley Garage, LLC

Collateral:      Title insured first mortgage on Printers Alley Garage,
                 Nashville, Tennessee.

Repayment:       Principal and interest will be payable monthly based on
                 a 20-year amortization. The loan will mature on July 1, 2001.

Rate:            LIBOR plus 200 basis points.

Fees:            An assumption fee of 25 basis points will be paid at closing.

Prepayment
Penalty:         None

Guarantor:       Guarantor: First Union Real Estate Investments and Radiant
                 Partners, LLC or an entity related to Radiant Partners, LLC with a net worth of not less than $40,000,000 will each guaranty 15% of the Facility.

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Mr. Daniel P. Friedman
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September 6, 2000



All reasonable costs related to the assumption will be paid by the Borrower. Additionally, the assumption will be subject to the execution of all necessary loan documents prepared by the Lender or its counsel.

If this outline is acceptable to you, please sign below and return this letter to me. Please call me at 615/880-4064 with any questions or comments.



Sincerely,



Daniel S. Harrington
Vice President
Commercial Real Estate






Agreed to and accepted by:

Radiant Partners, LLC


By: /s/ Daniel Friedman
   ----------------------------
   Daniel P. Friedman
   Managing Member

Date: 9/8/00
    ---------------------------

cc:     Andy Morris
        Tom Davidson


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